UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Desktop Metal, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Desktop Metal, Inc.

NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders

June 9, 2022

12:00 p.m. Eastern time

DESKTOP METAL, INC.
63 3rd AVENUE, BURLINGTON, MA 01803

April 27, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Desktop Metal, Inc. at 12:00 p.m. Eastern time, on Thursday, June 9, 2022. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 6 of the proxy statement for more information about how to attend the meeting online.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.

Thank you for your support.

Sincerely,

/s/ Ric Fulop

Ric Fulop
Chief Executive Officer and Chairman

DESKTOP METAL, INC.
63 3rd Avenue, Burlington, MA 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 9, 2022

The Annual Meeting of Stockholders (the “Annual Meeting”) of Desktop Metal, Inc. Inc., a Delaware corporation (the “Company”), will be held at 12:00 p.m. Eastern time on Thursday, June 9, 2022. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DM2022 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

●	To elect James, Eisenstein, Wen Hsieh, Jeff Immelt and Stephen Nigro as Class II directors to serve until the 2025 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;
●	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers;
●	To approve, on an advisory, non-binding basis, the frequency of future advisory votes on compensation paid to our named executive officers; and
●	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our common stock as of the close of business on April 12, 2022 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to investors@desktopmetal.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ Meg Broderick

Meg Broderick
General Counsel and Secretary

Burlington, Massachusetts
April 27, 2022

DESKTOP METAL, INC.

63 3RD AVENUE

BURLINGTON, MA 01803

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Desktop Metal, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, June 9, 2022 (the “Annual Meeting”), at 12:00 p.m. Eastern time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DM2022 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Holders of record of shares of our Class A common stock (our “common stock”), as of the close of business on April 12, 2022 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 313,240,553 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. Each share of Class A common stock is entitled to one vote per share on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2021 (the “2021 Annual Report”) will be released on or about April 27, 2022 to our stockholders on the Record Date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 9, 2022

This Proxy Statement and our 2022 Annual Report to Stockholders are available for viewing, printing and downloading at
http://www.proxyvote.com/

Proposals

At the Annual Meeting, our stockholders will be asked:

●	To elect James Eisenstein, Wen Hsieh, Jeff Immelt, and Stephen Nigro as Class II directors to serve until the 2025 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;
●	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers;
●	To approve, on an advisory, non-binding basis, the frequency of future advisory votes on compensation paid to our named executive officers; and
●	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Recommendations of the Board

The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board of Directors recommends that you vote:

●	FOR the election of James Eisenstein, Wen Hsieh, Jeff Immelt, and Stephen Nigro as Class II directors to serve until the 2025 Annual Meeting of Stockholders;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	FOR the approval, on an advisory, non-binding basis, of compensation paid to our named executive officers; and
●	FOR the approval, on an advisory, non-binding basis, of a one-year frequency on future advisory votes on compensation paid to our named executive officers.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Information About This Proxy Statement

Why you received this proxy statement. You are viewing or have received these proxy materials because Desktop Metal’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Desktop Metal is making this proxy statement and its 2021 Annual Report available to its stockholders electronically and free of charge via the Internet. On or about April 27, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2021 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2021 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 12, 2022. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Class A common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 313,240,553 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or nominee.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present online or by proxy, will constitute a quorum.

Who can attend the Annual Meeting?

You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/DM2022. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 12:00 p.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:45 a.m. Eastern time, and you should allow ample time for the check-in procedures.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting, without the vote of stockholders.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote:

●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
●	Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time, on June 8, 2022. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Can I change my vote after I submit my proxy?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Secretary of Desktop Metal prior to or at the Annual Meeting; or
●	by voting online at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank or broker.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are indicated on page 4 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?

A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/DM2022 You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/DM2022.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;
●	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
●	related to any pending, threatened or ongoing litigation;
●	related to personal grievances;
●	derogatory references to individuals or that are otherwise in bad taste;
●	substantially repetitious of questions already made by another stockholder;
●	in excess of the two-question limit;

●	in furtherance of the stockholder’s personal or business interests; or
●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.	Abstentions and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 3: Approval, on an advisory, non-binding basis, of compensation paid to our named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.
Proposal 4: Approval, on an advisory, non-binding basis, of the frequency of future advisory votes on compensation paid to our named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.

What is an “abstention” and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have no effect on the election of directors, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on compensation paid to our named executive officers, or the advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the advisory vote on compensation paid to our named executive officers or the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Our Board of Directors is divided into three classes, with one class being elected each year, and members of each class holding office for a three-year term. We believe that having a staggered Board of Directors divided by classes is in the best interest of both the Company and our stockholders because it provides for greater stability and continuity on our Board of Directors. We have three Class I directors, whose terms expire at the 2024 Annual Meeting of Stockholders; four Class II directors, whose terms expire at this Annual Meeting of Stockholders; and three Class III directors, whose terms expire at our 2023 Annual Meeting of Stockholders.

At this Annual Meeting, stockholders will have an opportunity to vote for four nominees for Class II directors:

●	James Eisenstein;
●	Wen Hsieh;
●	Jeff Immelt; and
●	Stephen Nigro

All nominees are currently directors of Desktop Metal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Additional information about Messrs. Eisenstein, Hsieh, Immelt and Nigro can be found below under “Our Board of Directors.”

The persons named in the enclosed proxy card will cast your vote to elect these four nominees as Class II directors, unless you vote “against” individual nominees or all nominees by marking the proxy card to that effect. If elected, each nominee for Class II director will hold office until the 2025 Annual Meeting of Stockholders or until his or her successor is elected and qualified, or until their earlier resignation or removal.

In connection with the Business Combination, we entered into a Stockholders Agreement (the “Stockholders Agreement”) with Trine Sponsor IH, LLC, a Delaware limited liability company (the “Sponsor”). Pursuant to the Stockholders Agreement, the Sponsor and its permitted transferees have the right to nominate Leo Hindery, Jr. to our Board of Directors for so long as the Sponsor and its permitted transferees beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the aggregate number of shares of Class A common stock beneficially owned by the Sponsor and its permitted transferees immediately following the closing of the Business Combination. The Stockholders Agreement was terminated in 2021.

Pursuant to the Purchase Agreement and Plan of Merger, dated as of January 15, 2021, by and among Desktop Metal, Inc., EnvisionTEC, Inc. and certain of its affiliates (the “EnvisionTec Group”) and Ali El Siblani, Mr. El Siblani was appointed to our Board of Directors as a Class III director. Mr. El Siblani resigned from the Board of Directors on November 5, 2021.

In June 2021, our Board of Directors reclassified our directors into the current classification, which is described in more detail below.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of our outstanding common stock entitled to vote in the election of directors.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as a director of the person whose name and biography appears below.

In the event that any of Messrs. Eisenstein, Hsieh, Immelt or Nigro should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board may elect to reduce its size. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected. Each of the director nominees has consented to being named in this proxy statement and to serve if elected.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.

Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the below Class II Director nominees.

Nominees For Class II Directors (current terms expiring at the 2022 Annual Meeting, if re-elected terms to expire at the 2025 Annual Meeting)

The current members of the Board of Directors who are also nominees for election to the Board of Directors as Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with the Company
James Eisenstein	63	2021	Director
Wen Hsieh	49	2020	Director
Jeff Immelt	66	2020	Director
Stephen Nigro	62	2020	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director nominee for election at the Annual Meeting are as follows:

James Eisenstein

Mr. Eisenstein has served as a member of our Board of Directors since July 2021. Mr. Eisenstein has more than 30 years of leadership experience in both public and private technology companies, including an extensive background in M&A and industrial consolidation. He has founded several multi-billion-dollar companies including American Tower Corporation (NYSE: AMT) which today has a market cap of over $120 billion, and Eaton Towers Limited, the largest tower operator in Africa until its sale in 2019 for $1.9 billion. He is currently Founder, Chairman and Chief Executive Officer of Grupo TorreSur, the largest independent wireless tower company in Latin America. Eisenstein is a graduate of Georgetown University, and he holds an M.B.A. from The Wharton School and a J.D. from the University of Pennsylvania Law School. We believe Mr. Eisenstein is qualified to serve on our Board of Directors due to his extensive management and international experience and experience as a public-company director.

Wen Hsieh

Mr. Hsieh has served as a member of our Board of Directors since December 2020. Mr. Hsieh serves as General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in 2006. Mr. Hsieh currently serves on the boards of directors of numerous private companies. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology. We believe Mr. Hsieh is qualified to serve on our Board of Directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Jeff Immelt

Mr. Immelt has served as a member of our Board of Directors since December 2020. Mr. Immelt serves as Venture Partner at New Enterprise Associates, a venture capital firm he joined in 2018. Mr. Immelt previously served as Chief Executive Officer of General Electric Co. and in various other roles with General Electric Co. from 2001 to 2017. Mr. Immelt currently serves on the boards of directors at Twilio Inc. and Bloom Energy Corp., in addition to numerous private companies. Mr. Immelt holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Immelt is qualified to serve on our Board of Directors due to his extensive leadership and management history as the chief executive officer of a Fortune 500 company and his experience as a director of numerous public and private companies, together with his background in public company governance.

Stephen Nigro

Mr. Nigro has served as a member of our Board of Directors since December 2020. Mr. Nigro served as a consultant to Legacy Desktop Metal from August 2020. He most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Mr. Nigro previously served as the Senior Vice President of HP, Inc.’s Imaging & Printing business. Mr. Nigro serves on the board of directors of Kornit Digital Ltd. Mr. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University. We believe Mr. Nigro is qualified to serve on our Board of Directors due to his extensive management history and his leadership experience in the additive manufacturing industry.

Continuing members of the Board of Directors:

Class I Directors (terms to expire at the 2024 Annual Meeting)

The current members of the Board of Directors who will continue as Class I directors after the Annual Meeting are as follows:

Name	Age	Served as a Director Since	Position with the Company
Dayna Grayson	45	2020	Director
Steve Papa	49	2020	Director
Bilal Zuberi	46	2020	Director

The principal occupations and business experience, for at least the past five years, of each Class I director are as follows:

Dayna Grayson

Ms. Grayson has served as a member of our Board of Directors since December 2020. Ms. Grayson is a Managing Partner of Construct Capital, a venture capital firm she co-founded in 2020. Prior to that, Ms. Grayson served as a Partner of New Enterprise Associates from 2012 to 2020. Ms. Grayson currently serves on the boards of directors of numerous private companies. Ms. Grayson holds an M.S. from the University of Virginia and an M.B.A. from Harvard Business School. We believe Ms. Grayson is qualified to serve on our Board of Directors due to her extensive experience in identifying, investing in and building next-generation technologies and companies.

Steve Papa

Mr. Papa has served as a member of our Board of Directors since December 2020. Mr. Papa serves as the chief executive officer of Parallel Wireless, a company he founded in 2012. Mr. Papa serves on the boards of directors of numerous private companies. Mr. Papa holds a B.S. from Princeton University and an M.B.A. from Harvard Business School. We believe Mr. Papa is qualified to serve on our Board of Directors due to his extensive management history as the founder and chief executive officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.

Bilal Zuberi

Mr. Zuberi has served as a member of our Board of Directors since December 2020. Mr. Zuberi serves as a partner at Lux Capital, a venture capital firm he joined in 2013. Mr. Zuberi currently serves on the boards of directors of numerous private companies. Mr. Zuberi holds a B.S. from The College of Wooster and a Ph.D. from MIT. We believe Mr. Zuberi is qualified to serve on our Board of Directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Class III Directors (terms to expire at the 2023 Annual Meeting)

The current members of the Board of Directors who will continue as Class III Directors following the Annual Meeting are as follows:

Name	Age	Served as a Director Since	Position with Company
Scott Dussault	50	2020	Director
Ric Fulop	47	2020	CEO and Director
Leo Hindery, Jr.	74	2020	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Scott Dussault

Mr. Dussault has served as a member of our Board of Directors since December 2020. Mr. Dussault has served as Chief Financial Officer of Workhuman since June 2021. He was previously Executive Vice President, Chief Operating Officer and Chief Financial Officer of Nasuni Corporation since January 2015. He was previously Executive Vice President and Chief Financial Officer at Demandware, Inc. Prior to Demandware, Mr. Dussault was CFO at Archivas, and was also Chief Financial Officer at Astra Tech, Inc., a wholly owned subsidiary of Astra Zeneca, and StorageNetworks. Mr. Dussault began his career with Ernst & Young LLP. Mr. Dussault holds a Bachelor of Science degree in Business Administration and Accounting from Stonehill College. We believe Mr. Dussault is qualified to serve on our Board of Directors due to his extensive leadership and management history as the chief financial officer, together with his background in public accounting.

Ric Fulop

Mr. Fulop has served as our Chief Executive Officer and Chairman of our Board of Directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management. We believe Mr. Fulop is qualified to serve on our Board of Directors due to his experience managing our company, his knowledge of our industry and his extensive business and finance experience.

Leo Hindery, Jr.

Mr. Hindery has served as a member of our Board of Directors since September 2018. From September 2018 until December 2020, Mr. Hindery served as our CEO and Chairman. In January 1988, Mr. Hindery founded, and ran as Managing Partner, InterMedia Partners, a series of media industry investment funds. In February 1997, he was named President and CEO of Tele-Communications, Inc. (TCI), a cable television system operator. In March 1999, TCI merged into AT&T and Mr. Hindery became President and CEO of AT&T Broadband. In November 1999, Mr. Hindery was named Chairman and CEO of GlobalCenter Inc., an Internet services company, which merged into Exodus Communications, Inc. Following this merger, until October 2004, he was the founding Chairman and CEO of The YES Network, after which he reconstituted and ran InterMedia Partners until our incorporation. He is a member of the Council on Foreign Relations and a Director of Hemisphere Media Group, Inc. Mr. Hindery has an MBA from the

Stanford University Graduate School of Business and received an undergraduate degree from Seattle University. We believe Mr. Hindery is qualified to serve on our Board of Directors due to his extensive industry and board experience.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

A representative of Deloitte & Touche LLP is expected to attend the 2022 Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2022. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls over preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion on the financial statements. The Audit Committee periodically with the Company’s independent registered public accounting firm, with and without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm. The Audit Committee also has considered whether Deloitte & Touche LLP’s provision of non-attest services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

AUDIT COMMITTEE
Scott Dussault

Jeff Immelt

Bilal Zuberi

February 18, 2022

The information in the Audit Committee Report shall not be considered “soliciting material” or “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services.

Fee Category	2021		2020
Audit Fees[1]	$4,501,250	[5]	$3,700,716
Audit-Related Fees[2]	—		—
Tax Fees[3]	4,200		44,100
All Other Fees[4]	1,895		—
Total Fees	$4,507,345		$3,744,816

(1)	Audit fees consist of fees billed for professional services rendered by Deloitte & Touche LLP for the audits of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, and other professional services provided in connection with statutory and regulatory filings or engagements, including our registration statements.
(2)	Audit-related fees consist of other audit and attest services not required by statute or regulation.
(3)	Tax fees consist of fees for tax compliance related services.
(4)	All other fees include fees and expenses for services which do not fall within the categories described above. All other fees consisted of a subscription to Deloitte & Touche LLP’s Accounting and Research Tool.
(5)	Includes $225,000 related to the restatement of prior year financial statements.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by Deloitte & Touche LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

Proposal 3: An advisory, non-binding vote to approve the compensation paid to our named executive officers

As required by Section 14A of the Exchange Act, we are requesting that stockholders cast an advisory, non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining executives that we believe are critical to our long-term success. The Compensation Discussion and Analysis beginning on page 28 of this proxy statement describes our executive compensation program in more detail.

As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. Accordingly, we recommend that our stockholders vote FOR the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board will determine when the next advisory vote on the compensation paid to our named executive officers will be held following consideration of the outcome of the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers at this annual meeting. See “Proposal 4—An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.”

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 4: An advisory, non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers

Section 14A of the Exchange Act also allows our stockholders to express their preference on the frequency of future advisory votes on the compensation paid to our named executive officers. Stockholders may indicate whether we should hold future advisory votes on the compensation paid to our named executive officers every (a) 1 year, (b) 2 years or (c) 3 years, or stockholders may abstain from voting. We are required to hold this vote at least once every six calendar years.

The Board is recommending that our stockholders vote to hold future advisory votes on the compensation paid to our named executive officers annually, believing that this will result in better communication with stockholders and will result in more meaningful and direct input by stockholders into our executive compensation program, policies and practices. Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice from among the frequency alternatives.

The option of every one year, two years, or three years that receives the highest number of votes cast by our stockholders will be considered our stockholders’ preferred frequency for conducting future advisory votes on the compensation paid to our named executive officers. However, because this vote is advisory and not binding on our Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold future advisory votes on the compensation paid to our named executive officers more or less frequently than the option preferred by our stockholders.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. If no frequency receives the foregoing vote, we will consider the frequency (one year, two years, or three years) that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

Our Board unanimously recommends that stockholders vote to hold future advisory votes on the compensation paid to our named executive officers every ONE YEAR.

CURRENT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of the date of this proxy statements and their positions are shown below:

Name	Age	Position
Ric Fulop	47	Chief Executive Officer, Chairman and Director
James Haley	49	Chief Financial Officer and Treasurer
Arjun Aggarwal	30	Chief Product Officer
Meg Broderick	53	General Counsel and Secretary
Michael Jafar	41	Chief Executive Officer of Desktop Health
Jonah Myerberg	45	Chief Technology Officer

Ric Fulop

Mr. Fulop has served as our Chief Executive Officer and Chairman of our Board of Directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management.

James Haley

Mr. Haley has served as our Chief Financial Officer and Treasurer since February 12, 2021. Mr. Haley previously served as the Company’s Vice President of Finance from December 2020. Prior to that, Mr. Haley served as the Vice President of Finance of Desktop Metal Operating, Inc., the company formerly known as Desktop Metal, Inc. that was acquired by the Company (“Legacy Desktop Metal”), since August 2020. Prior to joining Legacy Desktop Metal, Mr. Haley was Vice President, Controller as Minerva Neuroscience, Inc. from June 2015 to October 2020, as Vice President and Finance and Treasurer of NEC Energy Solutions from May 2014 to June 2015, and as Director of Financial Reporting and Analysis of A123 Systems, Inc. from January 2008 to May 2014. Mr. Haley holds a B.A. in Management from Curry College and an M.B.A. from Northeastern University.

Arjun Aggarwal

Mr. Aggarwal has served as our Chief Product Officer since February 2021. Prior to that, Mr. Aggarwal served as Desktop Metal’s Vice President of Product and Business Development since January 2020 after first joining the Company in October 2017. Prior to Desktop Metal, Mr. Aggarwal served in venture investing and technology investment banking roles at New Enterprise Associates and Morgan Stanley. Mr. Aggarwal holds a B.S. in Management Science & Engineering from Stanford University.

Meg Broderick

Ms. Broderick has served as our General Counsel since December 2020. Prior to that, Ms. Broderick served as the General Counsel of Legacy Desktop Metal from April 2019. Prior to joining Legacy Desktop Metal, Ms. Broderick served as Vice President and Deputy General Counsel of Carbon Black, Inc., a cybersecurity company, from 2015 to April 2019, as Vice President and General Counsel of NEC Energy Solutions, an energy-storage company, from 2013 to 2015, and as Deputy General Counsel of A123 Systems, Inc. from 2008 to 2013. Ms. Broderick holds a B.A. from Providence College and a J.D. from Boston University School of Law.

Michael Jafar

Mr. Jafar has served as our Chief Executive Officer of our Desktop Health business since March 2021. Prior to that, Mr. Jafar served as Chief Commercial Officer (November 2020 to March 2021) and Chief Marketing Officer (June 2018 to November 2020) for Evolus, Inc., and Vice President, Medical Aesthetics for Allergan plc from May 2017 to June 2018. Mr. Jafar holds a B.A. from the University of San Diego and an MBA from the University of Southern California Marshall School of Business.

Jonah Myerberg

Mr. Myerberg has served as our Chief Technology Officer since December 2020. Prior to that, Mr. Myerberg served as the Chief Technology Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Myerberg served as Director of Technology, A123 Motorsports for A123 Systems, Inc. from 2005 to 2013. Mr. Myerberg holds a B.S. in Mechanical Engineering from Lehigh University and an M.S. in Mechanical Engineering from Johns Hopkins University.

Corporate Governance

General

Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics on our website at https://ir.desktopmetal.com/corporate-governance, or by writing to our Secretary at our offices at 63 3rd Avenue, Burlington, MA 01803.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Ms. Grayson and Messrs. Dussault, Eisenstein, Hsieh, Immelt, Papa, and Zuberi are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Classified Board of Directors

In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

●	the Class I directors are Dayna Grayson, Steve Papa and Bilal Zuberi, and their terms will expire at our 2024 annual meeting of stockholders;
●	the Class II directors are James Eisenstein, Wen Hsieh, Jeff Immelt and Stephen Nigro, and their terms will expire at the Annual Meeting; and
●	the Class III directors are Scott Dussault, Ric Fulop and Leo Hindery, Jr., and their terms will expire at the 2023 annual meeting of stockholders.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Subject to the Stockholders Agreement, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Board Committees

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees. We have a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	considering and discussing with management our code of business conduct and ethics;
●	discussing our risk assessment and risk management policies;
●	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, if any, independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the Audit Committee report required by the SEC rules (which is included on page 17 of this proxy statement).

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at ir.desktopmetal.com/corporate-governance.

Our Audit Committee consists of Messrs. Dussault, Immelt and Zuberi, with Mr. Dussault serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our Board of Directors has affirmatively determined that Messrs. Dussault, Immelt and Zuberi each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Messrs. Dussault and Immelt each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met six times during the fiscal year ended December 31, 2021.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and setting (either alone or, if directed by our Board of Directors, in conjunction with a majority of the independent members of the Board of Directors) the compensation of our Chief Executive Officer;
●	reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers;
●	reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
●	making recommendations to our Board of Directors regarding the compensation of our directors; and
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and
●	preparing the annual compensation committee report, to the extent required by SEC rules.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at ir.desktopmetal.com/corporate-governance.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2020, the Compensation Committee engaged Frederic W. Cook & Co., Inc (“FW Cook”), a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. As part of this process, the Compensation Committee reviewed a compensation assessment provided by FW Cook comparing our compensation to that of a group of peer companies within our industry and met with FW Cook to discuss our executive and non-employee director compensation and to receive input and advice. FW Cook reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to FW Cook and has determined that FW Cook’s work does not raise a conflict of interest.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

Our Compensation Committee consists of Ms. Grayson and Mr. Hsieh, with Ms. Grayson serving as chair. Our Board of Directors has affirmatively determined that Ms. Grayson and Mr. Hsieh each meet the definition of “independent director” for purposes of serving on the Compensation Committee under the NYSE rules, including the heightened independence standards for members of a Compensation Committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act.

The Compensation Committee met four times during the fiscal year ended December 31, 2021.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become board members;

●	recommending to our Board of Directors the persons to be nominated for election as directors and to each board committee;
●	developing and recommending to our Board of Directors corporate governance guidelines; and
●	overseeing evaluations of Board of Directors.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at ir.desktopmetal.com/corporate-governance. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders.

Our Nominating and Corporate Governance Committee consists of Messrs. Papa and Eisenstein, with Mr. Papa serving as chair. Our Board of Directors has affirmatively determined that Messrs. Papa and Eisenstein each meet the definition of “independent director” under the NYSE rules.

The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2021.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board of Directors believes its administration of its risk oversight function has not negatively affected our Board of Directors leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.desktopmetal.com/corporate-governance. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Director Candidates

In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Communications with Our Board

Shareholders and other interested parties wishing to communicate with the Board of Directors, including the non-management and independent directors, may do so by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company at 63 3rd Ave., Burlington, MA 01803. Depending on the nature of the communication and to whom it is directed, the Secretary will (a) forward the communication to the appropriate director or directors, (b) forward the communication to the relevant department within the Company, or (c) attempt to handle the matter directly (for example, communications dealing with share ownership matters). Communications requesting general information, that are primarily related to ordinary business affairs, that constitute personal grievances, or that are improper, irrelevant or hostile in nature may not be forwarded to Board members.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Mr. Fulop serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Fulop and allows for a single, clear focus for management to execute the Company’s strategy and business plans.

Our Corporate Governance Guidelines provide that whenever the Chair of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chair of the Board, as appropriate. Currently, we do not have a Lead Independent Director.

Due to the strong leadership of Mr. Fulop, coupled with the independent oversight provided by our independent Audit Committee, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Separate Sessions of Non-Management Directors

Our non-management directors meet in executive session without management directors or other members of management present on a regularly-scheduled basis. An executive session including only our independent directors is held at least once per year. If the Chair of the Board is a member of management and a Lead Independent Director has not been elected, then the directors in attendance at any such executive sessions shall select a director (from among the attending directors) to preside over the session.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers, employees and consultants. The policy prohibits our directors, officers, employees and consultants and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.

Attendance by Members of the Board of Directors at Meetings

There were seven meetings of our Board of Directors during the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021, (i) each director attended at least 75% of the aggregate of all meetings of the Board of Directors and (ii) and each director attended at least 75% of the meetings held by the committees of the Board on which he or she then served.

Under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committee on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below during fiscal 2021, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for fiscal 2021 and the material factors considered in making those decisions. Our named executive officers for the year ended 2021, which consist of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving on the last day of fiscal year 2021 (collectively, the “named executive officers”) are:

●	Ric Fulop, who serves as Chief Executive Officer and is our principal executive officer;
●	James Haley, who serves as Chief Financial Officer and is our principal financial officer;
●	Arjun Aggarwal, who serves as Chief Product Officer;
●	Michael Jafar, who serves as Chief Executive Officer of Desktop Health;
●	Jonah Myerberg, who serves as Chief Technology Officer;

Our named executive officers also include the following former executive officers:

●	Elizabeth Linardos, who served as Chief Financial Officer for a portion of the 2021 fiscal year;
●	Ilya Mirman, who served as Chief Marketing Officer; and
●	Ali El Siblani, who served as Chief Executive Officer of EnvisionTEC.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following this proxy statement may differ materially from currently planned programs as summarized in this discussion.

Executive Summary/Fiscal Year 2021 Highlights

2021 Financial & Operating Highlights

In 2021, we achieved several significant financial and operational results:

●	Total Revenue Growth – Revenue of $112 million in 2021, up 583% from 2020.
●	Organic Revenue Growth – Organic revenue growth from metal offerings up 163% from 2020.
●	Gross Margin Expansion – GAAP gross margin of 16% and non-GAAP gross margin of 27% in 2021, including six consecutive quarters of gross margin expansion.
●	Rapid Customer Growth – Growing customer installed base, up 14x from 2020.
●	Unmatched AM 2.0 Portfolio – 20 print platforms focused primarily on end-use parts mass production, up from 3 platforms in 2020.
●	Broad Materials Library – Industry’s widest portfolio of end-use materials for mass production via Additive, up 12x from 2020.

Please refer to “Appendix A: Reconciliation of Non-GAAP measures” within this Proxy Statement for a more detailed discussion of our fiscal year 2021 financial results and a reconciliation of, our non-GAAP to GAAP financial measures.

2021 Executive Compensation Highlights

Our 2021 executive compensation program was designed to be consistent with our executive compensation philosophy which is summarized below:

●	Base salary – Attracts and retains talent by providing a stable and reliable source of income.
●	Cash-Based Incentive Bonuses – Rewards the achievement of Company objectives and overall contributions towards achieving those objectives.

●	Equity-Based Compensation – Aligns our executive’s strategic objectives with those of our stockholders’ interests over the long-term and, for special performance-based equity awards granted to our founders during 2021, promotes retention and incentivizes our founders to create long-term stockholder value.

Details of our Compensation Program

Executive Compensation Philosophy and Objectives

Historically, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management who create an inclusive and diverse environment and are deemed critical to our success. The program seeks to align executive compensation with our short-and long-term objectives, financial performance and stockholder priorities. Our compensation objectives are designed to support these goals by:

●	Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
●	Focusing on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing our commitment to pay-for-performance;
●	Ensuring that compensation is meaningfully related to increasing shareholder value.

In keeping with our role as a publicly-held company, we maintain a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our Compensation Committee works with management to develop and maintain compensation frameworks that are appropriate and competitive for a public company, including competitive base salary and bonus targeted at the median based on the Company’s peer group, bonus payments tied to company performance, and performance-based equity awards to certain named executive officers. Our Compensation Committee works with FW Cook, the Compensation Committee’s independent compensation consultant, to formalize our compensation philosophy and implement compensation arrangements that reflect that philosophy.

In addition, the following features of our compensation program are designed to align the interests of our executive team with those of our stockholders and with market best practices:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at risk compensation.	X Do not grant uncapped cash incentives or guaranteed equity compensation.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X Do not provide significant perquisites.
✓ Weight the overall pay mix towards incentive compensation for senior executives.	X Our 2020 Incentive Award Plan expressly forbids exchanging underwater options for cash without stockholder approval.
✓ Engaged an independent compensation consultant to advise our Compensation Committee.	X Do not provide supplemental executive retirement plans.
✓ Cap annual incentive opportunities.	X Do not provide excessive severance benefits.
✓ Provide competitive compensation that is compared against an industry peer group.	X Do not have a single trigger acceleration upon change in control.
✓ Structure compensation to avoid excessive risk taking.	X Do not provide any excise tax gross-ups.

Determination of Compensation

Role of Board of Directors/Compensation Committee/Executive Officers

During fiscal 2021, our Board of Directors, with respect to our Chief Executive Officer, and our Compensation Committee, with respect to each other named executive officer was responsible for approving and administering our executive compensation programs. In each case the Board of Directors and the Compensation Committee took into account recommendations from FW Cook, its compensation consultant, and also considered a variety of factors, including the relevant experience and responsibilities of the individual, competitive standards of pay, business conditions and performance.

Our Chief Executive Officer made recommendations to the Board of Directors and the Compensation Committee to assist in determining fiscal 2021 compensation levels for the named executive officers other than himself. While the Board of Directors and the Compensation Committee utilized this information, the ultimate decisions regarding fiscal 2021 executive compensation were made by the Board of Directors and the Compensation Committee, as applicable, based on its own independent judgment.

Role of Compensation Consultant

Our Compensation Committee believes that independent advice is critical in developing our executive compensation programs. The Compensation Committee engaged FW Cook during 2021 as its independent advisor to review and provide advice regarding the design of all elements of our executive compensation program. FW Cook provides expert knowledge of regulatory developments, marketplace trends, and best practices relating to executive compensation and competitive pay levels, provides guidance on the composition of our peer group, and engages on other matters as needed and as directed solely by the Compensation Committee. FW Cook also provided independent advisory support to the Compensation Committee on the compensation of our non-employee directors, with respect to their 2021 compensation. Our independent compensation consultant does not provide any other services to us and reports directly to the Compensation Committee. The Compensation Committee has evaluated FW Cook’s independence pursuant to the requirements of NYSE and SEC rules and has determined that FW Cook does not have any conflicts of interest in advising the committee.

Peer Group Determination

For 2021, the executive peer group consisted of the 18 companies listed below, as recommended by FW Cook and approved by the Compensation Committee in February 2021. The companies in this peer group were selected because they are comparably-sized and represent a mix of relevant industries and business models, such as technology-enabled manufacturing, capital intensive businesses, international operations, and emerging technologies. The Compensation Committee analyzes public company market data for executive compensation as a general indicator of relevant market conditions and pay practices, focusing on companies with similar revenue, industry, talent competitors, and operating income as us.

The peer group for determining our 2021 compensation decisions consisted of the following companies:

Cognex Corporation	Universal Display Corp.
10x Genomics, Inc.	Repligen Corporation
Novanta Inc.	Proto Labs, Inc.
Altair Engineering Inc.	Appian Corporation
iRhythm Technologies	AeroVironment, Inc.
STAAR Surgical	Inspire Medical Systems
Vicor Corporation	Silk Road Medical, Inc.
ShockWave Medical, Inc.	Kornit Digital Ltd.
Xperi Holding Corp.	Axonics Modulation Tech

The Compensation Committee reviewed our named executive officer compensation against this peer group to ensure that our named executive officer compensation was competitive and sufficient to recruit and retain our named executive officers. While the Board of Directors considers this data in evaluating named executive officer compensation, we did not benchmark our named executive officer compensation to any particular pay percentile or level.

Our Compensation Committee expects to annually review and update this peer group and to utilize FW Cook for general industry data and peer group analysis in determining and developing compensation packages for our named executive officers.

Elements of Our Executive Compensation Program

For fiscal 2021, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels
Cash-Based Incentive Compensation	Provides short-term incentives based on annual performance and achievement of specified strategic goals
Equity-Based Compensation	Provides long-term incentives to drive financial and operational performance and shareholder value creation
Health and Welfare Benefits	Attract and retain key talent by providing a competitive benefits package
Severance and Other Benefits Potentially Payable upon Termination of Employment	Provided to certain executive officers to create clarity around termination and promote retention.

We do not currently have, and we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a stable and fixed component of our compensation program. Base salaries for our named executive officers were initially established through negotiations at the time an executive was hired and set forth in the executive’s offer letter with the Company. Our Compensation Committee reviews the annual base salaries of each of our named executive officers periodically, referring to the 50th percentile of similar positions at our peer group of companies or, if no similar positions are included in our peer group of companies, general market surveys when adjusting annual base salaries. The surveys provide general market data for relevant positions and are not used to benchmark annual base salaries for our named executive officers.

The following table sets forth the base salaries of our named executive officers for fiscal 2021 before and after 2021 salary increases:

	Fiscal 2021	Fiscal 2021
	Base Salary -	Base Salary -
Named Executive Officer	Pre-Increase	Post-Increase
Ric Fulop(1)	350,000	580,000
James Haley(2)	250,000	393,000
Elizabeth Linardos	280,000	280,000
Arjun Aggarwal(3)	200,000	325,000
Michael Jafar(4)	—	415,000
Jonah Myerberg(1)	300,000	360,000
Ilya Mirman(1)	300,000	310,000
Ali El Siblani(5)	—	414,000

(1)	In April 2021, with input from FW Cook, the Compensation Committee approved base salary increases for certain of our named executive officers related to their efforts in the Business Combination. Mr. Fulop’s base salary increased from $350,000 to $580,000. Mr. Myerberg’s base salary increased from $300,000 to $360,000. Mr. Mirman’s base salary increased from $300,000 to $310,000.
(2)	In February 2021, Mr. Haley’s base salary increased from $250,000 to $393,000 in connection with his promotion to Chief Financial Officer and Treasurer.
(3)	In February 2021, Mr. Aggarwal’s base salary increased from $200,000 to $325,000 in connection with his promotion to Chief Product Officer.
(4)	Mr. Jafar joined the Company in March 2021 and did not receive a salary increase in 2021.
(5)	Mr. El Siblani joined the Company in February 2021 and did not receive a salary increase in 2021.

The actual base salaries paid to our named executive officers in 2021 are set forth in the “2021 Summary Compensation Table” below.

Cash-Based Incentive Compensation

Annual Bonuses

We consider performance-based annual cash incentive opportunities to be an important component of our total compensation program in providing incentives to executive officers to achieve annual corporate goals. Each named executive officer is eligible to receive an annual performance-based bonus based on a specified target, expressed as a percentage of the named executive officer’s base salary.

In May 2021, the Compensation Committee, based on input from FW Cook, approved the terms of the 2021 performance bonus plan for our executive officers (the “2021 Bonus Plan”) under which our named executive officers were eligible to receive a cash bonus based on the achievement of Company performance goals, with potential payouts ranging from 0-150% of target.

Given the importance of continuing to develop innovative technologies and product offerings, the Compensation Committee determined to include both financial and strategic objectives as performance measures for the 2021 Bonus Plan. The 2021 Bonus Plan was funded 50% based on corporate financial performance and 50% based on performance versus the strategic scorecard.

The corporate financial metrics for purposes of the 2021 Bonus Plan were as follows:

●	Revenue: Total revenues for the 2021 fiscal year calculated from the year-end financial statements.

●	Non-GAAP Margin: Non-GAAP margin for the 2021 fiscal year calculated from the year-end financial statements, excluding stock compensation expense and amortization of acquired intangible assets.
●	Adjusted EBITDA: Adjusted EBITDA for fiscal 2021 calculated from the year-end financial statements, excluding stock compensation expense and expenses associated with merger and acquisition activity.

The strategic objectives for the 2021 Bonus Plan consisted of: (i) the number of qualified materials for our product platforms; (ii) the commercial launch of our Fiber product offering; and (iii) the shipment of the P-50 product platform.

Results for each performance measure were determined on a scale of 0% - 150% of target, with a maximum overall bonus opportunity under the 2021 Bonus Plan at 150% of target.

The table below sets forth the threshold, target and maximum goals for the financial performance components of the 2021 Bonus Plan established by the Compensation Committee:

			2021 Financial Goals
Metric			Threshold	Target	Maximum
($ in millions)	Weighting	2020 Baseline	(50% Funding)	(100% Funding)	(150% Funding)
Revenue	20%	$16.5	$75.0	$100.0	$115.0
Non-GAAP Margin	20%	(91)%	10%	30%	45%
Adjusted EBITDA	10%	(73.5)	(70.0)	(50.0)	(30.0)

In February 2022, the Compensation Committee reviewed the Company’s financial and business performance and approved payouts under the 2021 Bonus Plan. During 2021, we recognized revenues of $112.5 million, non-GAAP margin of 28%, and adjusted EBITDA of (93.0). As it relates to the strategic objectives under the 2021 Bonus Plan, the Company expanded its list of qualified materials, commercially launched Fiber printers and prepared the first P-50 printer for shipment. Based on the funding guidelines for the 2021 Bonus Plan and actual performance, the Compensation Committee approved bonus plan funding at 100% of target for 2021.

The table below presents information relating to the various components and actual achievement under the 2021 Bonus Plan:

	Performance Measure	Level of Achievement
Performance Measure	Weighting	(0% - 150%)	Result
Revenue	20%	142%	29%
Non-GAAP Margin	20%	95%	19%
Adjusted EBITDA	10%	0%	0%
Number of Qualified Materials	20%	130%	26%
Commercial Launch of Fiber	15%	88%	13%
Shipment of P-50	15%	88%	13%
Bonus Target			100%

For each of Messrs. Fulop, Haley, Aggarwal, Jafar, Myerberg and Mirman, the Compensation Committee approved payouts under the 2021 Bonus Plan at the 100% bonus funding level. In connection with his separation from the Company in November 2021, Mr. El Siblani forfeited any 2021 annual bonus to which he would have been entitled to receive. Pursuant to her separation agreement with the Company, Ms. Linardos was not eligible to participate in the 2021 bonus plan.

The following table sets forth the bonus target and actual cash bonuses paid to each named executive officer under the 2021 Bonus Plan:

					2021 Actual
	2021 Annual	2021 Target	2021 Target	2021 Actual	Cash Bonus
	Base Salary	Cash Bonus	Cash Bonus	Cash Bonus	Amount
Named Executive Officer	Rate	(% of Base Salary)	Amount	Amount ($)	(% of Target)
Ric Fulop	580,000	85%	493,000	493,000	100%
James Haley	393,000	50%	196,500	196,500	100%
Elizabeth Linardos(1)	280,000	—	—	—	—
Arjun Aggarwal	325,000	45%	146,250	146,250	100%
Michael Jafar	415,000	50%	207,500	173,958	100%	(2)
Jonah Myerberg	360,000	45%	162,000	162,000	100%
Ilya Mirman	310,000	45%	139,500	139,500	100%
Ali El Siblani(1)	414,000	50%	207,000	—	—

(1)	Ms. Linardos and Mr. El Siblani terminated employment with the Company during 2021 and were not eligible to receive an annual bonus for the year.
(2)	Mr. Jafar’s target bonus percentage was set at 50%, however his actual payout was pro-rated to 42% of base salary based on his partial year of service in 2021.

2021 Special Cash Bonuses

In February 2021, we paid one-time cash bonuses to Mr. Haley and Ms. Linardos of $150,000 each in connection with their efforts in the successful completion of the Business Combination.

In March 2021, we paid a one-time cash signing bonus to Mr. Jafar of $250,000 in connection with the commencement of his employment, subject to forfeiture if his employment is terminated without cause within one year.

Equity-Based Compensation

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. We do not currently have any formal policy for determining the number of equity-based awards to grant to named executive officers, but the size and value of annual equity awards for 2021 were based on considerations included in the process for determining executive compensation overall, as previously described in this CD&A.

Prior to the Business Combination we typically granted stock options as the long-term incentive component of our compensation program. Such awards generally vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates. No option awards were granted to our named executive officers in 2021.

For 2021, we granted a mix of time-based restricted stock units and performance-based restricted stock units to our executives, including our named executive officers. The following table sets forth the restricted stock units granted to our named executive officers during 2021.

	Time-Based	Founder	Performance-Based
	Restricted Stock	Restricted Stock	Restricted Stock
Named Executive Officer	Units Granted	Units Granted	Units Granted
Ric Fulop	—	4,535,135	—
James Haley	250,000	—	—
Elizabeth Linardos(1)	—	—	—
Arjun Aggarwal	39,735	—	—
Michael Jafar	132,450	—	800,000	(2)
Jonah Myerberg	—	2,267,567	—
Ilya Mirman	39,735	—	240,000	(3)
Ali El Siblani	—	2,267,567	—

(1)	Ms. Linardos did not receive any equity award grants in 2021 prior to her termination.
(2)	800,000 shares is the target award. The threshold number of shares to be earned under the performance grant is 400,000 and the maximum number of shares to be earned is 1,600,000.
(3)	240,000 shares is the target award. The threshold number of shares to be earned under the performance grant is 120,000 and the maximum number of shares to be earned is 360,000.

Time-Based Restricted Stock Unit Awards

Time-based restricted stock units granted to our named executive officers in 2021 generally vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.

In February 2021, we granted time-based restricted stock unit awards to Mr. Haley in connection with his promotion to Chief Financial Officer. Per the terms of his offer letter, this equity award was granted in lieu of any other equity awards that the Company may have otherwise granted Mr. Haley for the following 18 months. In June 2021, we granted time-based restricted stock units awards to the named executive officers who did not receive a 2021 Founder Award (described below) and with the exception of Mr. Haley whose 2021 grant is described above.

Performance-Based Restricted Stock Unit Awards

In October 2021, our Compensation Committee determined to grant performance-based restricted stock unit awards to Michael Jafar and Ilya Mirman to incentivize specific business unit performance. The award granted to Mr. Jafar is eligible to vest based on achievement of certain revenue milestones by the Company over the five-year performance period beginning in January 2022 and ending in December 2026, subject to continued service by Mr. Jafar. Mr. Jafar may earn 50% of the target based on threshold performance and 200% of target for maximum performance.

The award granted to Ilya Mirman was eligible to vest upon the achievement of certain revenue milestones by the Company and continued service through December 31, 2021. The performance criteria was not achieved by the prescribed date and the award was forfeited.

2021 Founder Restricted Stock Unit Awards

In October 2021, our Compensation Committee, after consulting with the Board of Directors, granted performance-based restricted stock unit awards to Ric Fulop, Jonah Myerberg, and Ali El Siblani in the amounts set forth in the table above. We refer to these restricted stock units as the “2021 Founder Awards.” In connection with his resignation in November 2021, Ali El Siblani forfeited his 2021 Founder Award.

Prior to granting the 2021 Founder Awards, our Board of Directors, in consultation with FW Cook, performed an in-depth review with respect to Messrs. Fulop, Myerberg and El Siblani, regarding their ownership stakes in the Company and competitive pay opportunities relative to other founder executives of comparable companies. The Board of Directors determined that it would be in the best interest of our stockholders and other stakeholders that we establish a performance-based equity award program with vesting terms that incentivize Messrs. Fulop, Myerberg and El Siblani to execute on our long-term strategic objectives, including increasing shareholder value and stock performance.

Specifically, the Board of Directors considered the following, as it related to the three recipients of the awards:

●	The executive’s respective percentage ownership in the Company and the amount their ownership interests were unvested as of the date of grant;
●	The estimated value of the executive’s individual Company ownership interests;
●	Market data for similarly situated executives at comparable companies with an emphasis on the ownership percentage and equity value of founder executives; and
●	Each executive’s past and expected future contributions to us, and the desire of our Board of Directors to provide them with meaningful incentives to continue to drive the growth of our business.

Our Board of Directors believed it was important for the 2021 Founder Award to include rigorous performance objectives and not simply vest based on continued service to us. The 2021 Founder Award was designed around the following principles:

●	Cover seven years of equity awards: The 2021 Founder Award is intended to be the exclusive equity award to the grantees over the next seven years. Accordingly, the size of the 2021 Founder Awards takes into account that additional similar performance-based restricted stock units with overlapping performance periods will not be granted in the next several years. However, the board retains discretion to grant future equity awards as it determines appropriate to motivate particular executives.
●	Incentivize creating long-term growth: The 2021 Founder Award is only eligible to vest based on our long-term stock price performance. The performance period begins on January 1, 2022, and ends on the seventh anniversary of the grant date. In order for the executives to earn the maximum award, our market capitalization needs to increase over 1,300% from the date of grant.
●	Require sustained performance for vesting: The 2021 Founder Award is divided into twelve tranches that are eligible to vest based on the achievement of market capitalization goals measured using our volume weighted average trading price per share over a consecutive 30-day period during the performance period.
●	Promote retention: The 2021 Founder Award is eligible to vest only if the executives are still serving in their executive positions as of the applicable achievement date. If their employment terminates, any portion of the 2021 Founder Award for which a stock price target has not been achieved immediately terminates and is forfeited to us, subject to limited exceptions in connection with certain qualifying termination of employment. In connection with his separation in November 2021, Ali El Siblani forfeited his 2021 Founder Award.

The 2021 Founder Awards will be earned and vest only based on our market capitalization growth over a seven-year performance period ending in 2028. Market capitalization growth is measured based on the Company’s volume weighted average trading price per share of common stock over any 30-day period occurring during the last three months of any calendar year during the performance period, beginning with calendar year 2022. The total number of shares that would be earned correspond to a specified market capitalization goal delivered by the stock price increases, thereby directly aligning the 2021 Founder Awards with long-term stock value growth for our stockholders. The payout schedule for the corresponding market capitalization performance goals are as follows:

	Market Capitalization	Mr. Fulop -	Mr. Myerberg -	Date
	Goals	Number of RSUs	Number of RSUs	Service-Based
Tranche	(Billions)	to Vest(1)	to Vest(1)	Vesting Satisfied
1	$3.9	377,928	188,964	October 14, 2024
2	$5.9	377,928	188,964	October 14, 2024
3	$7.9	377,928	188,964	October 14, 2024
4	$9.9	377,928	188,964	October 14, 2024
5	$12.0	377,928	188,964	October 14, 2024
6	$14.0	377,928	188,964	October 14, 2025
7	$16.0	377,928	188,964	October 14, 2025
8	$18.0	377,928	188,964	October 14, 2025
9	$20.0	377,928	188,964	October 14, 2025
10	$22.1	377,928	188,964	October 14, 2025
11	$24.1	377,928	188,964	October 14, 2025
12	$26.1	377,927	188,963	October 14, 2025
Total		4,535,135	2,267,567

(1)	The 2021 Founder Award tranches were set to a specific number of shares to be earned, rather than a dollar value.

No amounts will be earned if a $3.9 billion market capitalization goal is not attained and the award is capped at the total number of shares shown in the table above. In the event of a change in control during the performance period, the award will be earned based on the stock price paid in the transaction.

The 2021 Founder Awards are also subject to service-based vesting, which will be satisfied for each tranche on the dates shown in the table above. In the event of a change in control in which the outstanding 2021 Founder Awards are assumed, substituted or converted, any tranche that has met the performance vesting conditions as of the date of the change in control but has not satisfied the service vesting conditions will continue to be eligible to vest in the service vesting conditions; provided that, in the event the executive is terminated without cause or resigns for good reason following such change in control, the service vesting conditions will be deemed satisfied upon such termination. In the event the executive is terminated due to death or disability during the performance period, the award will be earned based on the stock price on the date of such termination and any earned shares will vest immediately.

Health and Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Retirement Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation on a pre-tax basis through contributions to the 401(k) plan, subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Currently, we do not match contributions made by executive officers in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employment and Severance Arrangements

We are party to employment agreements with the following named executive officers.

In connection with his appointment as Chief Financial Officer on February 12, 2021, we entered into an offer letter with Mr. Haley. Under the offer letter, in the event Mr. Haley is terminated by us without cause, or if he resigns for good reason, he will be entitled to base salary continuation for a period of 9 months and to the extent such termination occurs prior to the eighteen-month anniversary of Mr. Haley’s appointment as Chief Financial Officer in February 2021, 50% of Mr. Haley’s unvested 2021 time-based restricted stock unit awards and 50% of any other unvested time-based restricted stock unit awards will vest. To the extent Mr. Haley is covered under the Company’s health plan at the time of such termination or resignation, the Company will pay the employer’s portion of COBRA premium payments for Mr. Haley and his covered dependents through the 9 month severance period. In addition, if Mr. Haley is terminated without cause or resigns for good reason within six months of a change in control, his unvested equity incentive awards vest immediately prior to such termination or resignation. The severance payments and benefits provided under the offer letter are subject to Mr. Haley’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants described below.

In connection with his appointment as Chief Executive Officer of Desktop Health on March 1, 2021, we entered into an offer letter with Mr. Jafar. Under the offer letter, Mr. Jafar was paid a sign on bonus of $250,000. In the event Mr. Jafar is terminated by us without cause during the first 12 months of employment, Mr. Jafar must repay the sign on bonus.

For purposes of the executive employment arrangements, “cause” generally means a (i) violation of a Company policy or rule, (ii) breach, attempted breach or violation of the executive’s restrictive covenant agreement with us, (iii) failure to materially perform job duties and responsibilities reasonably expected of the executive’s position, (iv) arrest for, conviction of, or plea of guilty or no contest to any felony or to a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, (v) dishonest statements or acts with respect to or affecting the Company, (vi) gross negligence, willful misconduct or insubordination, or (vii) other conduct that could be harmful to our business, interests or reputation. For purposes of the executive employment arrangements which contain the concept of “good reason,” good reason means, subject to certain opportunities for notice and cure (i) our requirement that the executive relocate to a location more than 35 miles from our current location in Burlington, Massachusetts, (ii) a material reduction in job responsibilities, or (iii) a material reduction in base salary.

We have not entered into an employment agreement or offer letter with Mr. Fulop, Mr. Aggarwal, Mr. Myerberg or Mr. Mirman that sets forth the terms and conditions of their employment with us or provides severance payments or benefits in connection with their termination of employment.

All of the named executive officers have entered into restrictive covenant agreements with us that generally contain 12-month post-employment non-competition and non-solicitation covenants. For Mr. Haley and Mr. Jafar, the Company must pay 50% of the executive’s salary during the non-compete period.

Agreements with Former Executive Officers

We entered into separation agreements with Ms. Linardos and Mr. El Siblani in connection with their termination of employment during 2021.

Transition Agreement with Ms. Linardos

In connection with Ms. Linardos’ resignation as Chief Financial Officer in February 2021, we entered into a Transition and Separation Agreement with Ms. Linardos that superseded her prior offer letter with the Company.

Pursuant to the Transition and Separation Agreement, upon the termination of Ms. Linardos’ employment with the Company in July 2021, and following successful completion of the transition services outlined in the separation agreement, and subject to her execution and non-revocation of a release of claims and continued compliance with a separate restrictive covenant agreement, she was paid a lump sum payment of $20,000, which was paid in July 2021 for services provided during the transition period, and we paid the COBRA premium payments for Ms. Linardos and her covered dependents until August 15, 2021.

Ms. Linardos’ stock options, to the extent not vested before July 23, 2021, ceased vesting on such date and will be exercisable for a period of 5 years thereafter.

Separation Agreement with Mr. El Siblani

We entered into a Separation Agreement with Mr. El Siblani in connection with Mr. El Siblani’s separation in November 2021. Pursuant to the Separation Agreement and subject to his execution of a release of claims and continued compliance with a separate restrictive covenant agreement the Company agreed to pay Mr. El Siblani severance payments equal to 12 months of his base salary payable in accordance with the Company’s regular payroll practices over the 12-month period following his termination date. In addition, the Company agreed to pay the COBRA premium payments for Mr. El Siblani and his covered dependents until November 2022. All outstanding equity awards held by Mr. El Siblani were forfeited as of the effective date of his termination. As outlined in the Separation Agreement, he forfeited his annual bonus under the cash-based incentive compensation program as well as the 2021 Founder Award he was granted in October 2021.

Tax Considerations

As a general matter, our Compensation Committee reviews and considers the various tax and accounting implications of compensation programs we utilize.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2021 Summary Compensation Table

The following table contains information about the compensation awarded to, paid to, or earned by each of our named executive officers during our most recently completed fiscal year ended December 31, 2021.

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)
Ric Fulop	2021	522,500	—	10,018,870	—	493,000	540	11,034,910
Chief Executive Officer	2020	332,500	—	—	—	150,000	508	483,008
	2019	350,000	—	—	—	—	540	350,540
James Haley	2021	376,208	150,000	7,622,500	—	196,500	525	8,345,733
Chief Financial Officer
Elizabeth Linardos	2021	158,030	150,000	—		—	20,828	328,858
Former Chief Financial Officer	2020	247,841	—	—	3,635,366	40,000	355	3,923,562
Arjun Aggarwal	2021	309,382	—	599,999	—	146,250	249	1,055,880
Chief Product Officer
Michael Jafar	2021	345,833	250,000	4,799,995	—	173,958	315	5,570,101
Chief Executive Officer, Desktop Health
Jonah Myerberg	2021	342,500	—	5,009,435	—	162,000	514	5,514,449
Chief Technology Officer
Ilya Mirman	2021	307,083	—	2,279,999	—	139,500	709	2,727,291
Former Chief Marketing Officer
Ali El Siblani	2021	414,000	—	5,009,435	—	—	414,540	5,837,975
Former Chief Executive Officer, EnvisionTEC

(1)	Amount shown for Mr. Jafar represents a one-time signing bonus paid to Mr. Jafar in connection with his commencement of employment with us in 2021. Amounts shown for Mr. Haley and Ms. Linardos represent one-time cash bonuses in connection with their efforts in the successful completion of the Business Combination.

(2)	Amounts shown reflect the grant date fair value of restricted stock units granted during the year as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For performance-based restricted stock units, the amounts were calculated based on the probable outcome of the performance condition as of the grant date. For Mr. Fulop, Mr. Myerberg and Mr. El Siblani, such amounts reflect the maximum level of performance. For Mr. Jafar and Mr. Mirman, the following are the values of the performance-based restricted stock units as of the grant date assuming attainment of the maximum level of performance: Mr. Jafar ($11,200,000), and Mr. Mirman ($840,000). See Note 20 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for information regarding the assumptions used in calculating these amounts.
(3)	Amounts shown reflect performance bonuses earned for fiscal year 2021. For a description of these payments, see the section entitled “Cash Based Incentive Compensation – Annual Bonuses” above.
(4)	For all named executive officers, amount reflects the value of gross-up payments for the taxable portion of group term life insurance in excess of $50,000. For Ms. Linardos, amount also reflects a payment under her Transition and Separation Agreement in the amount of $20,000 and COBRA premiums of $552 paid on her behalf. For Mr. El Siblani, amount also reflects $414,000 in severance payments paid or accrued during the year in connection with his separation from the Company.

Grants of Plan-Based Awards in Fiscal 2021

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2021 to the named executive officers.

		Estimated Future Payouts Under Non-Equity				Estimated Future Payouts Under Equity			All Other	Grant Date
		Incentive Plan Awards				Incentive Plan Awards			Stock Awards:	Fair Value of
		Threshold	Target	Maximum		Threshold	Target	Maximum	Number of Units	Stock Awards
Name	Grant Date	($)	($)	($)	Grant Date	(#)	(#)	(#)	(#)	($)
Ric Fulop	March 5, 2021	246,500	493,000	739,500	October 14, 2021(1)	377,928	2,267,568	4,535,135	—	10,018,870
James Haley	March 5, 2021	98,250	196,500	294,750	February 12, 2021(2)	—	—	—	250,000	7,622,500
Elizabeth Linardos(4)	March 5, 2021	—	—	—	—	—	—	—	—	—
Arjun Aggarwal	March 5, 2021	73,125	146,250	219,375	June 7, 2021(2)	—	—	—	39,735	599,999
Michael Jafar	March 5, 2021	87,150	174,300	261,450	June 7, 2021(2)	—	—	—	132,450	1,999,995
					October 14, 2021(3)	400,000	800,000	1,600,000	—	2,800,000
Jonah Myerberg	March 5, 2021	81,000	162,000	243,000	October 14, 2021(1)	188,964	1,133,784	2,267,567	—	5,009,435
Ilya Mirman	March 5, 2021	69,750	139,500	209,250	June 7, 2021(2)	—	—	—	39,735	599,999
					October 14, 2021(3)	120,000	240,000	360,000	—	840,000
Ali El Siblani(5)	March 5, 2021	103,500	207,000	310,500	October 14, 2021(1)	188,964	1,133,784	2,267,567	—	5,009,435

(1)	Represents the 2021 Founder Awards. The awards will be earned based on the attainment of market capitalization performance metrics measured over the seven-year performance period. For more information, see “Equity-Based Compensation – Performance-Based Restricted Stock Units – 2021 Founder Restricted Stock Unit Awards” above. The awards do not have target award levels. In accordance with the instructions to Item 402(d) of Regulation S-K, which requires disclosure of a representative amount if the target amount is not determinable, the target amount shown in the table is based on a market capitalization goal of $14.0 billion. If the target amount were shown based on the prior fiscal year’s performance, the amount shown in the table would be $0.
(2)	Amounts represent time-based restricted stock units that vest as to 25% of the shares on the first anniversary of the applicable grant date and as to the remaining 75% of shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(3)	Represents performance-based restricted stock units that vest upon achievement of certain revenue metrics by the Company and satisfaction of service criteria by the executive. For more information, see “Equity-Based Compensation – Performance-Based Restricted Stock Units” above.
(4)	Ms. Linardos terminated employment in July 2021 and was not granted any incentive awards during the year.
(5)	Mr. El Siblani terminated employment in November 2021, forfeiting all incentive plan awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

		Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
				Equity					Plan		Market or
				Incentive					Awards:		Payout
				Plan					Number of		Value of
		Number of	Number of	Awards:				Market	Unearned		Unearned
		Securities	Securities	Number of			Number of	Value of	Shares,		Shares,
		Underlying	Underlying	Securities			Shares or	Shares or	Units or		Units, or
		Unexercised	Unexercised	Underlying			Units of	Units of	Other		Other
	Vesting	Options	Options	Unexercised	Option	Option	Stock That	Stock That	Rights That		Rights That
	Commencement	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Date	Exercisable	Unexercisable(2)	Options (#)(3)	Price ($)	Date	Vested (#)(4)	Vested ($)(5)	Vested (#)		Vested ($)(5)
Ric Fulop	10/14/2021	—	—	—	—	—	—	—	377,928	(6)	1,870,744
James Haley	8/19/2020	—	—	—	—	—	167,915	831,179	—		—
	2/12/2021	—	—	—	—	—	250,000	1,237,500	—		—
Elizabeth Linardos	7/17/2020	25,109	—	—	1.40	7/23/2026	—	—	—		—
	8/5/2020	207,526	—	—	1.40	7/23/2026	—	—	—		—
Arjun Aggarwal	11/9/2017	103,803	—	—	2.46	11/30/2027	—	—	—		—
	1/1/2018	71,747	1,526	—	2.46	2/26/2028	—	—	—		—
	4/1/2019	61,060	30,530	—	3.34	5/7/2029	—	—	—		—
	6/11/2020	34,347	57,243	30,530	1.40	6/10/2030	—	—	—		—
	7/17/2020	21,625	39,435	—	1.40	8/4/2030	—	—	—		—
	6/1/2021	—	—	—	—	—	39,735	196,688	—		—
Michael Jafar	3/1/2021	—	—	—	—	—	132,450	655,628	—		—
	10/14/2021	—	—	—	—	—	—	—	400,000	(7)	1,980,000
Jonah Myerberg	6/11/2020	12,053	20,084	10,712	1.40	6/10/2030	—	—	—		—
	10/14/2021	—	—	—	—	—	—	—	188,964	(6)	935,372
Ilya Mirman	2/12/2018	638,595	—	—	2.46	2/11/2028	—	—	—		—
	2/27/2018	122,120	33,076	—	2.46	2/26/2028	—	—	—		—
	6/11/2020	85,867	143,110	76,326	1.40	6/10/2030	—	—	—		—
	6/1/2021	—	—	—	—	—	39,375	194,906	—		—
Ali El Siblani(1)	—	—	—	—	—	—	—	—	—		—

(1)	Mr. El Siblani’s employment with the Company terminated in November 2021 and all of his outstanding equity awards were forfeited in connection with such termination.
(2)	Time-based stock options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(3)	Performance-based stock options vest upon the Company’s achievement of certain EBITDA goals and continued service by the executive.
(4)	Time-based restricted stock units vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(5)	Amount shown is based on a price per share of $4.95, which was the closing price of our common stock as of December 31, 2021.
(6)	Performance-based restricted stock units vest upon achievement of market capitalization performance metrics measured over the seven-year performance period ending in 2028 and continued service. Assuming the maximum level of performance, the service-based condition will be satisfied as to 1,889,640 shares for Mr. Fulop and 944,820 shares for Mr. Myerberg on October 14, 2024 and as to 2,645,496 shares for Mr. Fulop and 1,322,748 shares for Mr. Myerberg on October 14, 2025. See “Equity-Based Compensation – Performance-Based Restricted Stock Units – 2021 Founder Restricted Stock Unit Awards” above for a description of the market capitalization goals applicable to these awards.
(7)	Performance-based restricted stock units vest upon the achievement of certain revenue milestones by the Company over the five-year performance period beginning in January 2022 and ending in December 2026, subject to continued service by Mr. Jafar. The award is eligible to vest in tiers over the performance period, as revenue milestones are achieved by the Company. See “Equity-Based Compensation – Performance-Based Restricted Stock Units” for additional information.

Option Exercises and Stock Vested in Fiscal 2021

The following table sets forth information regarding options exercised and stock awards vested, in each case with respect to our named executive officers during fiscal 2021.

	Options Awards		Stock Awards
	Number of		Number of
	Shares	Value	shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Ric Fulop	—	—	—	—
James Haley	—	—	76,328	553,683
Elizabeth Linardos	265,329	3,109,118	—	—
Arjun Aggarwal	—	—	—	—
Michael Jafar	—	—	—	—
Jonah Myerberg	—	—	—	—
Ilya Mirman	—	—	—	—
Ali El Siblani	—	—	—	—

(1)	Calculated by multiplying (i) the number of shares exercised by (ii) the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.
(2)	Calculated by multiplying (i) the number of shares acquired on vesting by (ii) the closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

The following table sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he had terminated employment with Desktop Metal effective December 31, 2021. We do not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our named executive officers in the event of a change in control of the Company. The Company does not maintain a severance plan. All amounts below are based on the terms of the applicable equity award agreements and solely with respect to Messrs. Jafar and Haley, their employment agreements with the Company.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. For purposes of the table below, the target award amount was used for performance-based awards with performance periods not yet completed. See “Agreements with Former Executive Officers” above for a description of the severance arrangements with Ms. Linardos and Mr. El Siblani and the “All Other Compensation” column of the “2021 Summary Compensation Table” for the actual amounts paid pursuant to such arrangements.

Scenario and Payment Type	Ric Fulop		James Haley		Arjun Aggarwal	Michael Jafar		Jonah Myerberg		Ilya Mirman
Death or disability
Restricted stock units	$—	(1)	$—		$—	$—	(7)	$—	(1)	$—	(7)
Total	$—		$—		$—	$—		$—		$—
Termination without cause or resignation for good reason
Severance	$—		$294,750	(3)	$—	$—		$—		$—
Restricted Stock Units	$—		$1,034,340	(4)	$—	$—		$—		$—
Continued benefits	$—		$12,242	(5)	$—	$—		$—		$—
Total	$—		$1,341,331		$—	$—		$—		$—
Change in control with qualifying termination
Base Salary	$—		$—		$—	$—		$—		$—
Restricted Stock Units	$—	(2)	$2,068,679	(6)	$—	$—	(8)	$—	(2)	$—	(8)
Total	$—		$2,068,679		$—	$—		$—		$—

(1)	Unvested 2021 Founder Awards vest upon death or disability to the extent that the market capitalization goal has been achieved as of the date of death or disability. As of December 31, 2021, no market capitalization goals have been achieved; accordingly, there is no expected pay out of the 2021 Founder Award.
(2)	Unvested 2021 Founder Awards vest upon a termination without cause or resignation for good reason following a change in control provided that the market capitalization goal has been achieved as of the date of the change in control. As of December 31, 2021, no market capitalization goals have been achieved; accordingly, there is no expected pay out of the 2021 Founder Award.
(3)	Reflects severance benefit of 9 months of Mr. Haley’s 2021 base salary of $393,000.
(4)	Reflects accelerated vesting of 50% of outstanding unvested restricted stock units upon a termination without cause within 18 months from appointment as Chief Financial Officer in February 2021.
(5)	Reflects continued benefit of 9 months of covered COBRA premiums for Mr. Haley and his dependents.
(6)	Reflects accelerated vesting of 100% of outstanding unvested restricted stock units.
(7)	Unvested performance-based restricted stock units vest upon death or disability provided that the revenue performance goal has been achieved as of the date of death or disability, regardless of whether the continued service milestone has been met. As of December 31, 2021, no revenue performance goals have been achieved; accordingly, there is no expected pay out of the performance-based restricted stock unit award.
(8)	A pro-rated amount of unvested performance-based restricted stock units vest upon a termination without cause or resignation for good reason following a change in control provided that the revenue performance goal has been achieved as of the date of the change in control. As of December 31, 2021, no revenue performance goals have been achieved; accordingly, there is no expected pay out of the performance-based restricted stock unit award.

Director Compensation

In December 2020, we adopted a compensation program for our non-employee directors, referred to herein as the Director Compensation Program, which applies broadly to all of our non-employee directors. Pursuant to the Director Compensation Program, our non-employee directors received cash compensation as follows for 2021:

●	Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year;
●	The chair of the board will receive an additional annual cash retainer in the amount of $45,000 per year;
●	The chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee;
●	The chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee; and
●	The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Director fees under the program are payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Under the Director Compensation Program, upon a director’s initial appointment or election to our Board, such non-employee director is automatically granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $280,000 by the fair market value of a share of common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Initial Grant. Additionally, on the date of each annual stockholder’s meeting, each non-employee director is automatically granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $140,000 by the fair market value of a share of Class A common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Annual Grant. The Initial Grant vests in substantially equal annual installments for three years from the date of grant, subject to continued service as a non-employee director through each applicable vesting date. The Annual Grant vests on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting following the date of grant, subject to continued service as a non-employee director through the vesting date. Upon a non-employee director’s termination of service on the Board due to death or disability or in the event of a change in control (as defined in the 2020 Plan) of our Company, the Initial Grant and the Annual Grant will vest in full. For any non-employee directors that are appointed to our Board after any annual stockholder’s meeting, such non-employee director will be eligible to receive a pro-rata portion of the Annual Grant for such year.

2021 Director Compensation

The following table sets forth the compensation earned by our non-employee directors for service on our board during 2021.

	Fees Earned	Stock
	Or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Scott Dussault	60,000	140,002	200,002
James Eisenstein	19,375	420,007	439,382
Dayna Grayson	55,000	140,002	195,002
Leo Hindery, Jr.	40,000	140,002	180,002
Wen Hsieh	47,500	140,002	187,502
Jeff Immelt	—	140,002	140,002
Byron Knight	—	—	—
Stephen Nigro	40,000	—	40,000
Steve Papa	50,000	140,002	190,002
Andy Wheeler	—	—	—
Bilal Zuberi	49,423	140,002	189,425

(1)	Amount reflects the grant date fair value of restricted stock units granted during fiscal year 2021 as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 20 to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2021 for information regarding the assumptions used in calculating this amount.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

		Unvested Restricted Shares
	Options Outstanding at	Outstanding at
Name	Fiscal Year End	Fiscal Year End
Scott Dussault	—	26,969
James Eisenstein	—	46,104
Dayna Grayson	61,060	15,368
Leo Hindery, Jr.	—	15,368
Wen Hsieh	—	15,368
Jeff Immelt	390,789	15,368
Stephen Nigro	—	41,977
Steve Papa	61,060	15,368
Bilal Zuberi	—	15,368

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we (including any of our subsidiaries) have been a party in which the amount involved exceeded or will exceed $120,000, and in which a related party has, had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Stockholders Agreement

Pursuant to the Stockholders Agreement, the Sponsor and its permitted transferees have (i) the right to nominate Leo Hindery, Jr. to our Board of Directors for so long as the Sponsor and its permitted transferees beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the aggregate number of shares of Class A common stock beneficially owned by the Sponsor and its permitted transferees immediately following the closing of the Business Combination (the “Initial Sponsor Shares”), and (ii) certain information rights for so long as the Sponsor and its permitted transferees beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares. The Stockholders Agreement will terminate with respect to the Sponsor at the time that it and its permitted transferees cease to collectively beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares. The Stockholders Agreement terminated in 2021.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Desktop Metal and Trine entered into an amended and restated registration rights agreement, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to twice in any 12-month period, certain Legacy Desktop Metal stockholders and Trine stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The Registration Rights Agreement was terminated in March 2022.

Restricted Stock Unit Grant to Director

In July 2021, the Board of Directors approved grants of 15,368 restricted stock units, with an approximate fair value of $140,000, each to Scott Dussault, James Eisenstein, Dayna Grayson, Leo Hindery, Wen Hsieh, Jeff Immelt, Steve Papa and Bilal Zuberi under the Director Compensation Program. James Eisenstein received an additional grant of 30,736 restricted stock units, with an approximate fair value of $280,000, as a new director under the Director Compensation Program.

Bonuses

In March 2021, Mr. Jafar was awarded a $250,000 signing bonus in connection with his offer of employment. In July 2021, Ms. Linardos, our former Chief Financial Officer and Treasurer, received a $20,000 bonus in connection with her separation agreement. In February 2022, our executive officers were paid 2021 bonuses in accordance with our cash incentive plan. Mr. Fulop received a bonus in the amount of $493,000, Mr. Haley received a bonus in the amount of $196,500, Mr. Aggarwal received a bonus in the amount of $146,250, Mr. Jafar received a bonus in the amount of $173,958, Mr. Mirman received a bonus in the amount of $139,500, and Mr. Myerberg received a bonus in the amount of $162,000.

Director and Officer Indemnification

Legacy Desktop Metal’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Desktop Metal also entered into indemnification agreements with each of its directors. Following the Business Combination, these agreements were replaced with new indemnification agreements for each director and officer.

Acquisition

On February 16, 2021, pursuant to a Purchase Agreement and Plan of Merger by and among Desktop Metal and certain of its affiliates, Ali El Siblani, and the EnvisionTec Group, we completed the acquisition of the EnvisionTec Group (the “EnvisionTec Acquisition”). Upon completion of the EnvisionTec Acquisition, (i) Mr. El Siblani, a director and executive officer, received (a) $143.8 million in cash, and (b) 5,036,142 shares of Class A common stock of Desktop Metal, with a fair value of approximately $159.8 million as of the close of business on the acquisition date, and (ii) Mr. El Siblani was elected to our Board of Directors. Effective November 5, 2021, Mr. El Siblani resigned from the Company and the Board of Directors.

Agreements with Entities Controlled by Ali El Siblani

As a result of our EnvisionTec Acquisition in February 2021, we are party to several lease agreements with entities controlled by Ali El Siblani, a director and executive officer, for facility space located in Dearborn, Michigan and Gladbeck, Germany. Pursuant to the lease agreements, we pay such entities approximately $400,000 per year in rent payments. Following the EnvisionTec Acquisition, we are also a party to a distribution agreement with Sibco Europe Ltd., a distributor based in the United Kingdom of which Mr. El Siblani is the managing director and sole owner, and E3D Technology, a wholly-owned subsidiary of Sibco Europe Ltd., for services including research and development, maintenance, and marketing services. Depending on the volume of activity under these agreements, we may pay such entities more than $120,000 per year; however, since the EnvisionTec Acquisition, we have not made any payments to Sibco Europe Ltd., and we have paid E3D Technology approximately $54,000.

Procedures with Respect to Review and Approval of Related Person Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our general counsel will be required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. The Audit Committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2021, other than a late Form 4 filing for Mr. Jafar due to an administrative error.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A common stock, as of April 12, 2022 by:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 313,240,553 shares of Class A common stock outstanding as of April 12, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 12, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned
	Number of	Percentage
	Shares of	Ownership of
	Class A	Outstanding
	Common Stock	Class A
Name of Beneficial Owner	Beneficially Owned	Common Stock
5% or Greater Stockholders
KPCB Holdings, Inc., as nominee(1)	17,631,665	5.63%
Entities affiliated with The Vanguard Group(2)	19,210,277	6.13%
Named Executive Officers and Directors
Ric Fulop(3)	22,110,780	7.06%
Elizabeth Linardos(4)	232,635	*
James Haley(5)	130,367	*
Arjun Aggarwal(6)	334,576	*
Michael Jafar(7)	29,939	*
Jonah Myerberg(8)	3,314,174	1.06%
Ilya Mirman(9)	918,214	*
Ali El Siblani(10)	5,036,142	1.61%
Scott Dussault(11)	5,801	*
James Eisenstein(12)	27,700	*
Dayna Grayson(13)	28,875	*
Leo Hindery, Jr.(14)	2,597,317	*
Wen Hsieh(1)	17,631,665	5.63%
Jeff Immelt(15)	334,381	*
Stephen Nigro(16)	26,716	*
Steve Papa(17)	27,984	*
Bilal Zuberi	—	—
All executive officers and directors as a group (17 persons)(18)	52,887,266	16.78%

*	less than 1%
(1)	All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 16,909,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(2)	This information is based solely on information reported on a Schedule 13G filed on February 9, 2022 on The Vanguard Group – 23-1945930. According to the report, The Vanguard Group – 23-1945930 has sole voting power with respect to no shares of Class A common stock, shared voting power with respect to 287,890 shares of Class A common stock, sole dispositive power with respect to 18,750,354 shares of Class A common stock and shared dispositive power with respect to 19,210,277 shares of Class A common stock. The business address of The Vanguard Group – 23-1945930 is 100 Vanguard Blvd., Malvern, PA 09355.
(3)	Consists of (a) 20,223,999 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.
(4)	Consists of Class A common stock subject to options held by Ms. Linardos that are exercisable within 60 days of April 12, 2022.
(5)	Consists of (a) 99,477 shares of Class A common stock and (b) 30,890 shares of Class A common stock subject to restricted stock units held by Mr. Haley that vest within 60 days of April 12, 2022.
(6)	Consists of (a) 324,643 shares of Class A common stock subject to options held by Mr. Aggarwal that are exercisable within 60 days of April 12, 2022 and (b) 9,933 shares of Class A common stock subject to restricted stock units held by Mr. Aggarwal that vest within 60 days of April 12, 2022.
(7)	Consists of (a) 120,999 shares of Class A common stock and (b) 8,278 shares of Class A common stock subject to restricted stock units held by Mr. Jafar that vest within 60 days of April 12, 2022.
(8)	Consists of (a) 2,280,829 shares of Class A common stock held directly by Mr. Myerberg, (b) 1,017,274 shares of Class A common stock held by his spouse, (c) 16,071 shares of Class A common stock subject to options held by Mr. Myerberg that are exercisable within 60 days of April 12, 2022.
(9)	Consists of (a) 908,281 shares of Class A common stock subject to options held by Mr. Mirman that are exercisable within 60 days of April 12, 2022 and (b) 9,933 shares of Class A common stock subject to restricted stock units held by Mr. Mirman that vest within 60 days of April 12, 2022.
(10)	Consists of 5,306,142 shares of Class A common stock. The address for Mr. El Siblani is 22157 West Village Drive, Dearborn, MI 48124.
(11)	Consists of 5,801 shares of Class A common stock.
(12)	Consists of 27,700 shares of Class A common stock.
(13)	Consists of (a) 891 shares of Class A common stock and (b) 27,984 shares of Class A common stock subject to options held by Ms. Grayson that are exercisable within 60 days of April 12, 2022.
(14)	Consists of 2,897,317 shares of Class A common stock. The business address of Mr. Hindery is 405 Lexington Avenue, 48th Floor, New York, New York 10174. The business address of HPS is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(15)	Consists of (a) 39,256 shares of Class A common stock and (b) 219,819 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of June 7, 2021.

(16)	Consists of (a) 22,900 shares of Class A common stock and (b) 3,816 shares of Class A common stock subject to restricted stock units held by Mr. Nigro that vest within 60 days of April 12, 2022.
(17)	Consists of 3,816 shares of Class A common stock subject to options held by Mr. Papa that vest within 60 days of April 12, 2022.
(18)	Consists of (a) 50,992,194 shares of Class A common stock, (b) 1,832,222 shares of Class A common stock subject to options that are exercisable within 60 days of April 12, 2022, and (c) 62,850 shares of Class A common stock subject to restricted stock units that vest within 60 days of April 12, 2022.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 63 3rd Avenue, Burlington, MA 01803 in writing not later than February 17, 2023.

Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting of Stockholders no earlier than February 2, 2023 and no later than March 3, 2023. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 9, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or, if later, the close of business on 10th day following the day on which public disclosure of the date of such meeting is first made by us.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

ANNUAL REPORT ON FORM 10-K

A copy of Desktop Metal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 12, 2022 without charge upon written request addressed to:

Desktop Metal, Inc.
Attention: Secretary
63 3rd Avenue

Burlington, MA 01803

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 at https://ir.desktopmetal.com/corporate-governance.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ Meg Broderick

Meg Broderick
General Counsel and Secretary

Burlington, Massachusetts
April 27, 2022

APPENDIX A: Reconciliation of Non-GAAP Financial Measures

Management uses certain non-GAAP financial measures and considers them to be important supplemental measures of the Company’s performance. Management also believes these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operating performance. These non-GAAP financial measures should not be considered alternatives to, or more meaningful indicators of, the Company’s financial measures in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies and may not be comparable.

Non-GAAP Margin

Non-GAAP Margin Metric is defined as gross margin in accordance with U.S. GAAP excluding specific specified items outlined in the table below.

	For the Year Ended
	December 31,
(Dollars in thousands)	2021	2020
GAAP gross margin	$18,293	$(15,049)
Stock-based compensation included in cost of sales(1)	1,018	290
Amortization of acquired intangible assets included in cost of sales(2)	8,467	—
Inventory step-up adjustment in cost of sales(3)	2,194	—
Non-GAAP gross margin	$29,972	$(14,759)

GAAP operating loss	$(201,455)	$(92,055)
Stock-based compensation(1)	28,778	8,006
Amortization of acquired intangible assets included in cost of sales(2)	8,467	—
Amortization of acquired intangibles assets included in operating expenses(2)	9,114	758
Inventory step-up adjustment in cost of sales(3)	2,194	—
Acquisition-related and other transactional charges(4)	23,788	1,101
In-process research and development assets acquired(5)	25,581	—
Non-GAAP operating loss	$(103,533)	$(82,190)

GAAP net loss	$(240,334)	$(34,015)
Stock-based compensation(1)	28,778	8,006
Amortization of acquired intangible assets included in cost of sales(2)	8,467	—
Amortization of acquired intangibles assets included in operating expenses(2)	9,114	758
Inventory step-up adjustment in cost of sales(3)	2,194	—
Acquisition-related and other transactional charges(4)	23,788	1,101
In-process research and development assets acquired(5)	25,581	—
Change in fair value of investments(6)	12,475	—
Change in fair value of warrant liability(7)	56,576	(56,417)
Warrant expense(8)	—	1,915
Non-GAAP net loss	$(73,361)	$(78,652)

(1)	Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
(2)	Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(3)	Inventory step-up are adjustments related to recording the inventory of acquired business at fair value on the date of acquisition. These adjustments are booked cost of sales. The occurrence and amount of these adjustments will vary depending on the timing and size of acquisitions. We believe excluding inventory step-up adjustments facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

(4)	Acquisition-related and other transactional charges are direct costs related to potential and completed acquisitions, including transaction fees, due diligence costs, severance, professional fees, and integration activities. Other transactional charges include third-party costs related to structuring unusual transactions. The occurrence and amount of these costs will vary depending on the timing and size of acquisitions. We believe excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(5)	In-process research and development assets acquired are direct costs related to assets acquisitions where the intangible assets acquired were determined to have no alternative future use. This is a non-recurring expense and we believe excluding acquired in-process research and development facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(6)	Change in fair value of investments is a non-cash gain or loss impacted by the change in fair value of convertible debt instruments and the equity investment. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(7)	Change in fair value of warrant liability is a non-cash gain or loss impacted by the fair value of the Private Placement Warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(8)	Warrant expense is a non-cash expense relating to warrants issued to third parties. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.

EBITDA and Adjusted EBITDA

EBITDA is defined as net loss plus net interest income, provision for income taxes, depreciation and amortization expense and in-process research and development assets acquired. Adjusted EBITDA is defined as EBITDA adjusted for change in fair value of warrant liability, change in fair value of investments, inventory step-up adjustments, stock-based compensation expense, warrant expense and transaction costs associated with acquisitions.

	For the Years Ended
	December 31,
(Dollars in thousands)	2021	2020
Net loss attributable to common stockholders	$(240,334)	$(34,015)
Interest (income) expense, net	(334)	(610)
Income tax benefit	(29,668)	(940)
Depreciation and amortization	24,854	8,589
In-process research and development assets acquired(1)	25,581	—
EBITDA	(219,901)	(26,976)
Change in fair value of warrant liability(2)	56,576	(56,417)
Change in fair value of investments(3)	12,475	—
Inventory step-up adjustment(4)	2,194	—
Stock compensation expense(5)	28,778	8,006
Warrant expense(6)	—	1,915
Transaction costs associated with acquisitions(7)	23,788	—
Adjusted EBITDA	$(96,090)	$(73,472)

(1)	In-process research and development assets acquired are direct costs related to assets acquisitions where the intangible assets acquired were determined to have no alternative future use. This is a non-recurring expense and we believe excluding acquired in-process research and development facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(2)	Change in fair value of warrant liability is a non-cash gain or loss impacted by the fair value of the Private Placement Warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(3)	Change in fair value of investments is a non-cash gain or loss impacted by the change in fair value of convertible debt instruments and the equity investment. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(4)	Inventory step-up are adjustments related to recording the inventory of acquired business at fair value on the date of acquisition. These adjustments are booked cost of sales. The occurrence and amount of these adjustments will vary depending on the timing and size of acquisitions. We believe excluding inventory step-up adjustments facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(5)	Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
(6)	Warrant expense is a non-cash expense relating to warrants issued to third parties. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
(7)	Acquisition-related and other transactional charges are direct costs related to potential and completed acquisitions, including transaction fees, due diligence costs, severance, professional fees, and integration activities. Other transactional charges include third-party costs related to structuring unusual transactions. The occurrence and amount of these costs will vary depending on the timing and size of acquisitions. We believe excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DESKTOP METAL, INC. 63 3RD AVENUE BURLINGTON, MA 01803 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Class II Directors Nominees James Eisenstein For 0 0 0 0 For 0 Against 0 0 0 0 Against 0 Abstain 0 0 0 0 Abstain 0 1A The Board of Directors recommends you vote 1 YEAR on the following proposal: 4To approve, on an advisory, non-binding basis, the frequency of future advisory votes on compensation paid to our named executive officers. 1 year 0 2 years 0 3 years 0 Abstain 0 1B Wen Hsieh 1C Jeff Immelt 1D Stephen Nigro NOTE: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of Deloitte & Touche as the Company's independent registered public accountants for the fiscal year ending December 31, 2022. 0 0 0 3To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000568634_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com DESKTOP METAL, INC. Annual Meeting of Shareholders June 9, 2022 12:00 p.m. This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ric Fulop, Meg Broderick and James Haley, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of DESKTOP METAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 12:00 p.m., ET on 6/9/22, at the Meeting live via the Internet - please visit www.virtualshareholdermeeting.com/DM2022 - and any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000568634_2 R1.0.0.24